Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

The Dreyfus/Laurel Funds, Inc. and Dreyfus BNY Mellon Funds, Inc.:

We consent to the use of our reports, dated December 30, 2013, with respect to the financial statements of Dreyfus U.S. Treasury Reserves, Dreyfus AMT-Free Municipal Reserves, Dreyfus Money Market Reserves, Dreyfus Tax Managed Growth Fund, Dreyfus Disciplined Stock Fund, Dreyfus BASIC S&P 500 Stock Index Fund, Dreyfus Opportunistic Emerging Markets Debt Fund, Dreyfus Opportunistic Fixed Income Fund and Dreyfus Bond Market Index Fund, each a series of The Dreyfus/Laurel Funds, Inc. (collectively, the “Funds”) as of October 31, 2013, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

We also consent to use of our report dated January 21, 2014, with respect to the statement of assets and liabilities (in organization) of Dreyfus Global Emerging Markets Fund, a series of Dreyfus BNY Mellon Funds, Inc., as of January 15, 2014, in the Statement of Additional Information.

/s/KPMG LLP

February 28, 2014